NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2620	Contact: Janet G. Keckeisen Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE

NL INDUSTRIES ANNOUNCES A SPECIAL DIVIDEND OF 35 CENTS PER SHARE PAYABLE IN AUGUST 2022

DALLAS, TEXAS – August 10, 2022 –  NL Industries, Inc. (NYSE: NL) today announced that its board of directors has declared a special cash dividend of thirty-five cents ($0.35) per share on its common stock, payable on August 31, 2022 to shareholders of record at the close of business on August 22, 2022.  This special dividend, which is being funded from excess cash flows, is in addition to NL’s previously announced quarterly cash dividend of $0.07 per share that is payable on September 20, 2022 to shareholders of record at the close of business on September 1, 2022.

NL Industries, Inc. is engaged in the component products (security products and recreational marine components) and chemicals (TiO2) businesses.

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